FORM 8-K

UNITED STATE

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 12, 2015

ARTISANAL BRANDS, INC.

(Exact name of registrant as specified in its charter)

New York	0-26112	41-1759882
(State of Jurisdiction)	(Commission File Number)	IRS Employer ID No.)

42 Forest Lane	Bronxville, New York 10708	10708
(Address of Principal Executive offices)		(Zip Code)

Registrant’s telephone number, including area code 914-441-3591

Name of each exchange on
Title of each class	which registered
Common Stock $.001 par value	OTC Electronic Bulletin Board

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[__]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[__]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[__]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01     Other Events.

The Company is updating the progress it has made on its previously announced plans to recapitalize its balance sheet and to open company-owned stores that will focus on the rapidly growing fast casual restaurant sector. The Company has commenced capital raising efforts to fund its expansion plan and will finalize its recapitalization and begin opening stores when certain minimum capital levels have been achieved.

Lenders have agreed to convert approximately 90% or $6.9 million of outstanding loans to common equity at an average price of $.33 per common share. Also, the Company has hired a senior culinary executive with over 25 years of experience in fine dining restaurants and casual cafes to join its management team to spearhead the company-owned store expansion plan. The Company has completed certain preliminary store-opening steps including architectural plans, equipment specifications, menu and an initial location analysis focused on New York City.

The Company’s licensing partner continues to develop wholesale and online operations at the new Hudson Valley operation. In addition to expanding sales into premium restaurants, hotels and private clubs and continuing to develop its online business, new initiatives to expand the Artisanal brand’s presence have been initiated in wine industry events in New York City, Napa Valley Vintners’ annual auction in June and a national spirits product promotion combined with Artisanal Premium Cheeses conducted by global wine and spirits producer, Louis Vuitton Moet Hennessy (LVMH).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTISANAL BRANDS, INC.

By:	/s/ Daniel W. Dowe
Daniel W. Dowe
President

DATED: May 12, 2015

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